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                                                                  EXHIBIT 4.1

                                  1996 EMPLOYEE

                        AND CONSULTANT STOCK OPTION PLAN

                                       OF

                            BRODERBUND SOFTWARE, INC.



         1.       PURPOSES OF THE PLAN

                  The purposes of the 1996 Employee and Consultant Stock Option Plan (the "Plan") of Broderbund Software, Inc., a Delaware corporation (the "Company") are to:

                  (a) Furnish incentive to individuals chosen to receive options because they are considered capable of responding by improving operations and increasing profits;

                  (b) Encourage selected employees and consultants to accept or continue employment with, or consulting to, the Company or any parent or subsidiary corporation (as currently defined in Section 424 of the Internal Revenue Code of 1986, as it may be amended from time to time (the "Code")) of the Company (such parent and subsidiary corporations being hereafter collectively referred to as "Affiliates"); and

                  (c) Increase the interest of selected employees and consultants in the Company's welfare through their participation in the growth in value of the common stock of the Company (the "Common Stock").

                  To accomplish the foregoing objectives, this Plan provides a means whereby employees and consultants may receive options to purchase Common Stock. Options granted under this Plan will be either nonqualified options ("NQOs") or incentive stock options ("ISOs").

         2.       ELIGIBLE PERSONS

                  Every person who at the date of grant is an employee of the Company or of any Affiliate of the Company is eligible to receive NQOs or ISOs under this Plan. The term "employee" includes an officer or director who is an employee, as well as a non-officer, non-director regular employee of the Company. Every person who at the date of grant is a consultant to, or a non-employee director of, the Company or any Affiliate of the Company is eligible to receive NQOs but shall not be eligible to receive ISOs. The term "consultant" includes persons employed by, or otherwise affiliated with, a consultant.

         3.       STOCK SUBJECT TO THIS PLAN

                  The total number of shares of stock for which options may be granted pursuant to this Plan is 1,500,000 shares of Common Stock. If an option should expire or become unexercisable for any reason without having been exercised in full, then the unpurchased shares which were subject


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thereto shall, unless this Plan shall have been terminated, become available for future grant under this Plan. Notwithstanding any other provision of this Plan, vested shares issued under this Plan and later repurchased by the Company shall not become available for future grant or sale under this Plan. The number of shares reserved for purchase under this Plan is subject to adjustment in accordance with Sections 6.1.1 and 6.1.9, below.

         4.       ADMINISTRATION

                  4.1 PROCEDURE. This Plan shall be administered by the Board of Directors of the Company (the "Board") or by the President or the Chief Executive Officer of the Company (in any case, the "Administrator"); provided, however, that either the President or Chief Executive Officer may grant options to any number of eligible employees and consultants with regard to an aggregate of no more than 40,000 shares, or such further amounts as the Board may authorize by resolution duly adopted.

         Notwithstanding the above, if the Company is a Public Company (as defined below) and it is permitted by Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") ("Rule 16b-3"), then, with respect to option grants made to employees who are also officers or directors subject to
Section 16(b) of the Exchange Act, the Plan shall be administered by (A) the Board of Directors of the Company (the "Board"), if the Board may administer the Plan in compliance with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3, or (B) a committee designated by the Board to administer the Plan, which committee shall be constituted to comply with the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3 (and the Board or such committee shall also be referred to as the "Administrator"). Once appointed, such committee shall continue to serve in its designated capacity until otherwise directed by the Board. From time to time the Board may increase the size of the committee and appoint additional members, remove members (with or without cause) and substitute new members, fill vacancies (however caused), and remove all members of the committee and thereafter directly administer the Plan, all to the extent permitted by the rules governing a plan intended to qualify as a discretionary plan under Rule 16b-3. The Plan may be administered by different bodies with respect to directors, officers who are not directors, and employees who are neither directors nor officers. The term "Public Company" as used in this Plan means a company which has a class of equity securities registered under Section 12 of the Exchange Act.

                  4.2 POWERS OF THE ADMINISTRATOR. The term "Administrator" as used in this Plan refers to that person, the Board or any of its committees administering the Plan. The Administrator may delegate nondiscretionary administrative duties to such employees of the Company as it deems proper. Subject to the provisions of this Plan, the Administrator shall have the authority to select the persons to receive options under this Plan, to fix the number of shares that each optionee may purchase, to set the terms and conditions of each option (including whether each option should be an NQO or an ISO), and to determine all other matters relating to this Plan. Neither the Administrator nor any of its members shall be liable for any act or omission on its or its member's own part,


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including but not limited to the exercise of any power or discretion given to the Administrator or its members under this Plan, except for those acts or omissions resulting from the Administrator's or such member's own gross negligence or willful misconduct. All questions of interpretation, implementation and application of this Plan shall be determined by the Administrator. Such determinations shall be final and binding on all persons.

         5.       GRANTING OF OPTIONS

                  No options shall be granted under this Plan after ten years from the date of adoption of this Plan by the Board of Directors.

                  Each option shall be evidenced by a written stock option agreement, in form satisfactory to the Company, executed by the Company and the person to whom such option is granted. The agreement shall specify whether each option it evidences is an NQO or an ISO.

                  The Administrator may approve the grant of options under this Plan to persons who are expected to become employees of, or consultants to, the Company, but are not employees or consultants at the date of approval. In such cases, the option shall be deemed granted, without further approval, on the date the grantee becomes an employee or consultant and must satisfy all requirements of this Plan for options granted on that date.

         6.       TERMS AND CONDITIONS OF OPTIONS

                  Each option granted under this Plan shall be designated as an ISO or an NQO. Each option shall be subject to the terms and conditions set forth in Section 6.1. NQOs shall also be subject to the terms and conditions set forth in Section 6.2, but not those set forth in Section 6.3. ISOs shall also be subject to the terms and conditions set forth in Section 6.3, but not those set forth in Section 6.2.

                  6.1 TERMS AND CONDITIONS TO WHICH ALL OPTIONS ARE SUBJECT. All options granted under this Plan shall be subject to the following terms and conditions:

                           6.1.1 CHANGES IN CAPITAL STRUCTURE. Subject to
Section 6.1.2, if the stock of the Company is changed by reason of a stock split, reverse stock split, stock dividend, or recapitalization, or converted into or exchanged for other securities as a result of a merger, consolidation or reorganization, appropriate adjustments shall be made in (A) the number and class of shares of stock subject to this Plan and each option outstanding under this Plan, and (B) the exercise price of each outstanding option; provided, however, that the Company shall not be required to issue fractional shares as a result of any such adjustments. Each such adjustment shall be subject to approval by the Board of Directors in its sole discretion, which determination shall be final and binding on all persons.


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                           6.1.2 CORPORATE TRANSACTIONS. New option rights may
be substituted for the option rights granted under this Plan, or the Company's obligations as to options outstanding under this Plan may be assumed, by an employer corporation other than the Company, or by a parent or subsidiary of such employer corporation, in connection with any merger, consolidation, acquisition, separation, reorganization, liquidation or like occurrence in which the Company is involved, in such manner that the then outstanding options which are ISOs will continue to be incentive stock options within the meaning of
Section 422 of the Code to the full extent permitted thereby. Notwithstanding the foregoing or the provisions of Section 6.1.1, if such employer corporation, or parent or subsidiary of such employer corporation, does not substitute new and substantially equivalent option rights for the option rights granted hereunder, or assume the option rights granted hereunder, or if the Company's Board of Directors determines, in its sole discretion, that option rights outstanding under this Plan should not then continue to be outstanding, the option rights granted hereunder shall terminate (A) upon dissolution or liquidation of the Company, or similar occurrence, or (B) upon any merger, consolidation, acquisition, separation, or similar occurrence where the Company will not be a surviving corporation; provided, however, that each optionee shall be mailed notice at least six days prior to such dissolution, liquidation, merger, consolidation, acquisition, separation, or similar occurrence, and shall have at least four days after the mailing of such notice to exercise any option rights granted hereunder, whether or not such option rights would otherwise be vested under the terms of any such option rights.

                           6.1.3 TIME OF OPTION EXERCISE. Except as otherwise
explicitly provided in the stock option agreement entered with respect to an option, options granted under this Plan may be immediately exercisable, in whole or in part, as of the effective date of the stock option agreement granting the option, or may be subject to vesting in such amounts and over such periods of time as the Administrator may determine at the time such options are granted.

                           6.1.4 OPTION GRANT DATE. Except in the case of
advance approvals described in Section 5, the date of grant of an option under this Plan shall be the date as of which the Administrator approves the grant. No option shall be exercisable, however, until a written stock option agreement in form satisfactory to the Company is executed by the Company and the optionee.

                           6.1.5 NONASSIGNABILITY OF OPTION RIGHTS. No option
granted under this Plan shall be assignable or otherwise transferable by the optionee except by will or by the laws of descent and distribution. During the life of the optionee, an option shall be exercisable only by the optionee.

                           6.1.6 PAYMENT. The Administrator shall determine the
acceptable form of consideration for exercising an option, including the method of payment. In the case of an ISO, the Administrator shall determine the acceptable form of consideration at the time of grant. In the case of NQOs and ISOs, such consideration may consist entirely of:


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                           (i) cash,

                           (ii) check,

                           (iii) promissory note,

                           (iv) other shares of Company stock which (A) in the
case of shares acquired upon exercise of an option, have been owned by the optionee for more than six months on the date of surrender, and (B) have a fair market value on the date of surrender equal to the aggregate exercise price of the shares as to which said option shall be exercised,

                           (v) delivery of a properly executed exercise notice
together with such other documentation as the Administrator and the broker, if applicable, shall require to effect an exercise of the option and delivery to the Company of the sale or loan proceeds required to pay the exercise price,

                           (vi) any combination of the foregoing methods of
payment, or

                           (vii) such other consideration and method of payment
for the issuance of shares to the extent permitted by state corporate and securities laws and the Code.

                           6.1.7 TERMINATION OF EMPLOYMENT. Option rights
granted to an employee, consultant or Outside Director (as defined in Section
6.1.9 of the Plan) under this Plan, to the extent such rights have not then expired or been exercised, shall terminate three months after an optionee ceases, for any reason, to be an employee, consultant or Outside Director of the Company or any Affiliate of the Company, and shall not be exercisable on or after said date, except that if termination of employment, consultancy or service as an Outside Director is due to the disability or death of the optionee, the optionee, or the optionee's personal representative or any other person who acquires the option rights from the optionee by will or the applicable laws of descent and distribution, may within twelve months after the termination of employment, consultancy or service as an Outside Director exercise such option rights to the extent they were exercisable on the date of the termination. Continuous employment, consultancy or service as an Outside Director shall not be deemed interrupted or terminated in the case of: (i) any leave of absence approved by the Board, including sick leave, military leave, or any other personal leave; provided, however, that for purposes of Incentive Stock Options, any such leave may not exceed ninety (90) days, unless reemployment upon the expiration of such leave is guaranteed by contract (including certain Company policies) or statute; or (ii) transfers between locations of the Company or between the Company, its Parent (as that term is defined in the Code), its Subsidiaries (as that term is defined in the Code) or its successor.

                           6.1.8 OTHER PROVISIONS. Each option granted under
this Plan may contain such other terms, provisions, and conditions not inconsistent with this Plan as may be determined by the Administrator, and each ISO granted under this Plan shall include such provisions


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and conditions as are necessary to qualify the option as an incentive stock option within the meaning of Section 422 of the Code. If options provide for a right of first refusal in favor of the Company with respect to stock acquired by employees, such options shall further provide that the right of first refusal shall terminate when the stock of the Company is first quoted on the National Association of Securities Dealers Automated Quotation System or listed on an established stock exchange.

                           6.1.9 AUTOMATIC GRANTS TO NEW OUTSIDE DIRECTORS. The
provisions set forth in this Section 6.1.9 shall not be amended more than once every six months, other than to comport with changes in the Code, the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder. Notwithstanding any other provisions of this Plan, all grants of Options to members of the Board of Directors who are neither employees of nor consultants to the Company ("Outside Directors") under this Plan shall be automatic and non-discretionary and shall be made strictly in accordance with the following provisions:

                           (i) No person shall have any discretion to select
which Outside Directors shall be granted Options or to determine the number of shares to be covered by Options granted to Outside Directors; provided, however, that nothing in this Plan shall be construed to prevent an Outside Director from declining to receive an Option under this Plan.

                           (ii) Each Outside Director shall automatically
receive an NQO to purchase 40,000 shares of Common Stock on the date first appointed to the Board of Directors, provided that such appointment occurs after October 9, 1991. In addition, with respect to each Outside Director who was originally appointed to the Board prior to October 9, 1991 as a representative of a stockholder of the Company with a contractual right to elect a member to the Board (an "Electing Stockholder"), such Outside Director shall automatically receive an NQO to purchase 40,000 shares of Common Stock at such time as (a) the Electing Stockholder disposes of substantially all of its shares of the Company's capital stock and (b) the Board and such Outside Director determine that the Outside Director shall continue to serve on the Board.

                           (iii) The terms of an NQO granted pursuant to this
Section 6.1.9 shall be as follows:

                                    (A) the term of the NQO shall be ten (10)
years;

                                    (B) except as provided in Section 6.1.7 of
this Plan, the NQO shall be exercisable only while the Outside Director remains a director;

                                    (C) the exercise price per share of Common
Stock shall be 100% of the fair market value (as determined pursuant to Section
6.3.1 of the Plan) on the date of grant of the Option;


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                                    (D) the NQO shall become exercisable in
installments cumulatively with respect to 20% of the shares subject to the NQO on each one year anniversary following the Date of Grant until all of such shares are exercisable, provided, however, that in no event shall any NQO be exercisable prior to obtaining requisite stockholder approval. This option may not be exercised for a fraction of a share.

                  6.2 TERMS AND CONDITIONS TO WHICH ONLY NQOS ARE SUBJECT. Options granted under this Plan which are designated as NQOs shall be subject to the following terms and conditions:

                           6.2.1 EXERCISE PRICE. The exercise price of an NQO
shall be not less than the fair market value (determined in accordance with Section 6.3.1) of the stock subject to the option on the date of grant, except that the exercise price of an NQO granted to any person who owns, directly or indirectly (or is treated as owning by reason of attribution rules, currently set forth in Section 424 of the Code) stock of the Company constituting more than ten percent (10%) of the total combined voting power of all classes of the outstanding stock of the Company or of any Affiliate of the Company shall in no event be less than one hundred ten percent (110%) of such fair market value.

                           6.2.2 OPTION TERM. Each NQO granted under this Plan
shall expire ten years from the date of its grant or on such earlier date as may be set by the Administrator on the date of its grant, except that an NQO granted to any ten percent stockholder shall expire five years from the date of its grant.

                  6.3 TERMS AND CONDITIONS TO WHICH ONLY ISOS ARE SUBJECT. Options granted under this Plan which are designated as ISOs shall be subject to the following terms and conditions:

                           6.3.1 EXERCISE PRICE. The exercise price of an ISO,
which shall be approved by the Administrator, shall be determined in accordance with the applicable provisions of the Code and shall in no event be less than the fair market value (determined as described in this para graph) of the stock covered by the option at the time the option is granted, except that the exercise price of an ISO granted to any person who owns, directly or indirectly, (or is treated as owning by reason of attribution rules, currently set forth in Section 424 of the Code) stock of the Company constituting more than ten percent of the total combined voting power of all classes of the out standing stock of the Company or of any Affiliate of the Company, shall in no event be less than 110 percent of such fair market value. In the absence of an established market for the stock, the fair market value thereof shall be determined in good faith by the Administrator, with reference to the Company's net worth, prospective earning power, dividend-paying capacity, and other relevant factors, including the goodwill of the Company, the economic outlook in the Company's industry, the Company's position in its industry, quality of the Company's management, and the values of stock of other corporations in the same or a similar line of business. If the stock of the Company is regularly quoted by a recognized securities dealer, its fair market value shall be (a) the mean between the closing high bid and low asked quotations for the stock on the date the ISO is granted (or if there are


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no quoted prices for the date of grant, then for the last preceding business day on which there were quoted prices) as quoted on the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), or any similar system of automated dissemination of quotations of securities prices then in common use, as reported in the Wall Street Journal or similar publication, or (b) if not quoted as described in clause (a), the mean between the high bid and low asked quotations for the stock as reported by the National Quotation Bureau Incorporated if at least two securities dealers have inserted both bid and asked quotations for the security on at least five trading days of the 20 trading days preceding the date of grant; provided, however, that if the stock is quoted on a national securities or central market system, in lieu of a market or quotation system described above, the fair market value shall be determined in the manner set forth in clause (a) if bid and asked quotations are reported but actual transactions are not, and in the manner set forth in the next sentence if actual transactions are reported. If the stock of the Company is listed on any stock exchange, its fair market value shall be the mean between the highest and lowest selling prices for such stock as quoted on such exchange (or the largest such exchange) for the date the option is granted (or if there are no sales for such date of grant, then for the last preceding business day on which there were such sales), as reported in the Wall Street Journal or similar publication.

                           6.3.2 EXPIRATION. Unless an earlier expiration date
is specified by the Administrator at the time of grant, each ISO granted under this Plan shall expire ten years from the date of its grant, except that an ISO granted to any person who owns, directly or indirectly (or is treated as owning by reason of applicable attribution rules, currently set forth in Section 424 of the Code), stock of the Company constituting more than ten percent of the total combined voting power of all classes of the outstanding stock of the Company or of any Affiliate of the Company, shall expire five years from the date of its grant (a "Ten Percent Holder").

                           6.3.3 DISQUALIFYING DISPOSITIONS. If stock acquired
by exercise of an ISO granted pursuant to this Plan is disposed of within two years from the date of grant of the option or within one year after the transfer of the stock to the optionee, the holder of the stock immediately prior to the disposition shall promptly notify the Company in writing of the date and terms of the disposition and shall provide such other information regarding the disposition as the Company may reasonably require. Such holder shall pay to Company any withholding and employment taxes which the Company in its sole discretion deems applicable to such disposition. The Company may instruct its stock transfer agent by appropriate means, including placement of legends on stock certificates, not to transfer stock acquired by exercise of an ISO unless it has been advised by the Company that the requirements of this Section 6.3.3 have been satisfied.

         7.       MANNER OF EXERCISE

                  An optionee wishing to exercise an option shall give written notice to the Company at its principal executive office, to the attention of the President of the Company, accompanied by pay ment of the exercise price as provided in Section 6.1.7. The date the Company receives written


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notice of an exercise hereunder accompanied by payment of the exercise price will be considered as the date such option was exercised.

                  Promptly after receipt of written notice of exercise of an option, the Company shall, without stock issue or transfer taxes to the optionee or other person entitled to exercise the option, deliver to the optionee or such other person a certificate or certificates for the requisite number of shares of stock. An optionee or transferee of an option shall not have any privileges as a stockholder with respect to any stock covered by the option until the date of issuance of a stock certificate.

         8.       EMPLOYMENT OR CONSULTING RELATIONSHIP

                  Nothing in this Plan or any option granted hereunder shall interfere with or limit in any way the right of the Company or of any of its Affiliates to terminate any optionee's employment or consultancy at any time, nor confer upon any optionee any right to continue in the employ of, or consulting to, the Company or any of its Affiliates.

         9.       AMENDMENT, SUSPENSION OR TERMINATION OF THIS PLAN

                  The Board of Directors may at any time amend, alter, suspend or discontinue this Plan, except to the extent that stockholder approval is required by applicable law; provided, however, that no amendment, alteration, suspension or discontinuation shall be made that would impair the rights of any optionee under any option theretofore granted, without the optionee's consent, or that, without the approval of the stockholders, would:

                  (a) Except as is provided in Section 6.1.1 of this Plan, increase the total number of shares of stock reserved for the purposes of this Plan;

                  (b) Extend the duration of this Plan; or

                  (c) Change the class of persons eligible to receive options granted hereunder.

         10.      EFFECTIVE DATE OF THIS PLAN

                  This Plan shall become effective upon adoption by the Board of Directors, provided, however, that no option shall be exercisable unless and until unanimous written consent of the stockholders of the Company, or action by stockholders of the Company voting at a validly called stockholders meeting and holding a majority (or such greater number as may be required by contrac tual commitment of the Company, by law, or by applicable governmental regulations or orders) of the shares entitled to vote, is obtained approving this Plan within 12 months before or after adoption by the Board of Directors. Options may be granted and exercised under this Plan only after there has been compliance with all applicable federal and state securities laws.


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         11.      TERM OF PLAN

         The Plan shall become effective upon the earlier to occur of its adoption by the Board of Directors or its approval by vote of the holders of a majority of the outstanding shares of the Company entitled to vote on the adoption of the Plan. It shall continue in effect for a term of ten years unless sooner terminated under Section 9 of the Plan.

         12.      FINANCIAL INFORMATION

                  The Company shall provide during the period an option is outstanding to each holder of such option a copy of the financial statements of the Company as prepared by either the Company or independent certified public accountants of the Company. Such financial statement shall be delivered as soon as practicable following the end of the Company's fiscal year during the period options are outstanding.


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